UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K/A
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Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): December 18, 2006

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Highbury Financial Inc.
(Exact name of Registrant as Specified in its Charter)
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Commission File Number: 333-127272

Delaware	20-3187008
(State of Other Jurisdiction Of Incorporation or Organization)	(I.R.S. Employer Identification No.)

999 Eighteenth Street, Suite 3000
Denver, CO 80202
(Address of Principal Executive Offices, Including Zip Code)

(303) 357-4802
(Registrant’s Telephone Number, Including Area Code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On February 3, 2006, the exercise of the over-allotment option of 1,010,000 units (the "Units") of Highbury Financial Inc. (the "Company") was consummated. Each Unit consists of one share of common stock, par value $0.0001 per share and two warrants exercisable to purchase one share of the Company’s common stock. The Units were sold at a price of $6.00 per Unit, generating gross proceeds to the Company of $6,060,000. The Units are in addition to the 6,733,333 units issued under the Company’s initial public offering that was consummated on January 31, 2006. An unaudited balance sheet of the Company as of February 3, 2006 reflecting the receipt of the proceeds of the sale are attached as Exhibit 99.1.  This unaudited balance sheet has been restated to remove liabilities previously recorded for the fair value of the warrants included in the Units issued in the initial public offering and the private placement immediately preceding the initial public offering and the unit purchase option issued to the underwriters of the initial public offering as liabilities of the Company in accordance with Emerging Issues Task Force No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock”. In consultation with its independent registered accounting firm, Goldstein Golub Kessler LLP (“GGK”), the Company determined that accounting for the fair value of the warrants and the unit purchase option as liabilities was inappropriate based on specific terms in the warrant and unit purchase option agreements as further clarified in the Amended and Restated Clarification Agreement and the amendments to the Unit Purchase Option dated December 15, 2006. Accordingly, the warrants and unit purchase option have been accounted for as equity in the unaudited balance sheet.

Item 9.01. Financial Statements and Exhibits

(c)  Exhibits

Exhibit No.   Description

99.1	Unaudited Balance Sheet

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized on.

HIGHBURY FINANCIAL INC.

Date: December 22, 2006	By:	/s/ Richard S. Foote
Richard S. Foote
President and Chief Executive Officer